AlTi Tiedemann Global Closes Previously Announced Envoi Acquisition NEW YORK, NY, July 1, 2024 – AlTi Global, Inc. (NASDAQ: ALTI), (“AlTi”), a leading independent global wealth and alternatives manager with over $70 billion in combined assets, today completed the previously announced acquisition of Envoi, LLC a Minneapolis-based family office focused on multi-generational family wealth with assets under management (AUM) of approximately $3.0 billion. About AlTi AlTi is a leading independent global wealth and alternatives manager providing entrepreneurs, multi- generational families, institutions, and emerging next-generation leaders with fiduciary capabilities as well as alternative investment strategies and advisory services. AlTi’s comprehensive offering is underscored by a commitment to impact or values-aligned investing. The firm currently manages or advises on over $70 billion in combined assets and has an expansive network with approximately 400 professionals across three continents. For more information, please visit us at www.alti- global.com. Contacts Investor Relations: Lily Arteaga, Head of Investor Relations investor@alti-global.com Media Relations: Alex Jorgensen, pro-alti@prosek.com